Exhibit 99.1

For immediate release: August 14, 2008

Contact: Jim Bernau (800) 344-9463

NASDAQ: WVVI

Willamette Valley Vineyards Posts Profit for Second Quarter 2008

SALEM, Ore., August 14 — Willamette Valley Vineyards, Oregon’s only publicly held winery, posted a profit for the Second Quarter 2008 which was less than the prior year. Earnings for the Second Quarter of 2008 were $157,527 as compared to $265,177 for 2007, or $0.03 per share as compared with $0.06 per share for 2007.  Earnings for the first six months of 2008 were $217,625 as compared to $499,440 for 2007, or $0.04 per share as compared with $0.10 per share for 2007.

Profits were principally affected by substantial, one-time accounting and legal expenses due to problems resulting from the implementation of the new accounting and order processing system for the Company’s Wholesale Department called Bacchus Fine Wines.

Additionally, winery Founder and CEO Jim Bernau warned investors the first three Quarters of 2008 could be weaker due to the outage of three key Pinot Noir products. The winery is increasing production but doesn’t expect the additional case volumes to begin to be available until the Fourth Quarter.

Willamette Valley Vineyards, Inc. is Oregon’s leading producer of Pinot Noir and is headquartered at its Estate Vineyard near Turner, Oregon. Willamette Valley Vineyards common stock is traded on NASDAQ (Symbol: WVVI).

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are identified by such words and phrases as “expects,”, “thinks,” “believes,” “anticipates” and words of similar import.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to:  availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.

WILLAMETTE VALLEY VINEYARDS, INC.

Statement of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net revenues
Case revenue	$3,884,983	$3,717,426	$7,287,656	$7,303,987
Facility Lease	—	8,793	—	17,586

Total net revenues	3,884,983	3,726,219	7,287,656	7,321,573

Cost of sales
Case	1,973,844	1,999,942	3,727,678	3,896,173
Bulk	—	986	—	986

Total cost of sales	1,973,844	2,000,928	3,727,678	3,897,159

Gross profit	1,911,139	1,725,291	3,559,978	3,424,414

Selling, general and administrative expenses	1,645,963	1,266,844	3,174,471	2,577,017

Net operating income	265,176	458,447	385,507	847,397

Other income (expense)
Interest income	16,222	11,053	17,193	28,111
Interest expense	(17,715)	(27,523)	(40,043)	(55,760)
Other income(expense)	(1,139)	—	53	12,667

Net income before income taxes	262,544	441,977	362,710	832,415

Income tax	105,017	176,800	145,085	332,975

Net income	157,527	265,177	217,625	499,440
Retained earnings beginning of period	5,151,405	3,638,909	5,091,307	3,404,646

Retained earnings end of period	$5,308,932	$3,904,086	$5,308,932	$3,904,086

Basic earnings per common share	$.03	$.06	$.04	$.10

Diluted earnings per common share	$.03	$.05	$.04	$.10